                                                  Kathryn C. Littleton
                                                        (607) 974-8206
                                                        John H. Abrams
                                                        (607) 974-8832

IMMEDIATE RELEASE
April 6, 1994

          Corning Incorporated Reports First Quarter Increases
                         In Sales and Net Income


    CORNING, N.Y., April 6 - Corning Incorporated (NYSE:GLW) said today that its first quarter net income totaled $58 million, or $0.28 per share compared with 1993's first quarter net income of $49.8 million, or $0.26 per share. Excluding 1993's one-time event which contributed $0.01 per share, earnings per share were up 15 percent.
    First-quarter sales totaled $948.9 million, up 16 percent over 1993. Approximately half of the sales increase was due to the 1993 acquisition of Damon Corporation.
    Board Chairman James R. Houghton said, "The improvement in the quarter was led by the optical fiber and cable and the environmental substrate businesses which benefited from vigorously expanding markets."
    Houghton added, "The strength of the quarter was somewhat diminished by a significant loss of revenues in the clinical testing business due to the string of winter storms in the eastern half of the United States. However, we continue to be encouraged by progress on the integration of Damon into MetPath."
    Equity company earnings of $16.5 million were more than double the prior year's first quarter. The improvements were due to strong performance at Dow Corning Corporation and to the elimination of losses from Vitro Corning, S.A., which was divested in late 1993.
    Houghton said, "We are pleased to be starting the year with broad-based improvements as we drive to re-establish our growth momentum."
    Corning Incorporated is a Fortune 200 company which reports its financial results in four business segments: specialty materials, communications, laboratory services and consumer products. For 1993, Corning's revenues totaled $4 billion.
                                  -30-
Investor Relations Contact:       Richard B. Klein (607) 974-8313
                                  Stephen L. Albertalli (607) 974-8357

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)

                                                    Twelve Weeks Ended
                                                  March 27,   March 28,
                                                     1994        1993
                                                       (Unaudited)
REVENUES
 Net sales                                        $  948.9     $   817.0
 Royalty, interest, and dividend income                7.7           6.4
 Non-operating gains                                                 4.2
                                                     956.6         827.6
DEDUCTIONS
 Cost of sales                                       622.1         532.1
 Selling, general and
     administrative expenses                         185.7         168.6
 Research and development expenses                    38.2          37.7
 Interest expense                                     25.8          16.5
 Other, net                                            5.8           3.1

Income before taxes on income                         79.0          69.6
Taxes on income                                       29.6          23.9
Income before minority interest
 and equity earnings                                  49.4          45.7
Minority interest in earnings of subsidiaries         (7.9)         (3.1)
Equity in earnings of associated companies            16.5           7.2

NET INCOME                                        $   58.0     $    49.8

EARNINGS PER COMMON SHARE:
NET INCOME                                        $    0.28    $    0.26

The accompanying notes are an integral part of these statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

                                                  March 27,   January 2,
                                                     1994        1994
                                                 (Unaudited)

                    ASSETS

CURRENT ASSETS
 Cash and short-term investments                  $   98.2     $   160.8
 Receivables, net                                    752.2         691.1
 Inventories                                         378.1         353.9
 Deferred taxes on income and
   other current assets                              264.2         265.9
     Total current assets                          1,492.7       1,471.7

INVESTMENTS                                          650.1         630.7

PLANT AND EQUIPMENT, NET                           1,776.2       1,759.8

GOODWILL AND OTHER INTANGIBLE ASSETS, NET          1,193.1       1,009.1

OTHER ASSETS                                         318.1         360.4
                                                   $5,430.2    $ 5,231.7

  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Loans payable                                    $  232.5     $   141.7
 Accounts payable                                    170.6         245.1
 Other accrued liabilities                           637.1         633.5

     Total current liabilities                     1,040.2       1,020.3

OTHER LIABILITIES                                    652.6         668.6
LOANS PAYABLE BEYOND ONE YEAR                      1,573.6       1,585.6
MINORITY INTEREST IN SUBSIDIARY COMPANIES            182.2         245.7
CONVERTIBLE PREFERRED STOCK                           25.5          25.7
COMMON STOCKHOLDERS' EQUITY                        1,956.1       1,685.8
                                                  $5,430.2     $ 5,231.7

The accompanying notes are an integral part of these statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
QUARTER 1, 1994

(1) Earnings per common share are computed by dividing net income less dividends on preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding (in thousands) for the first quarter were 202,325 and 189,632 for 1994 and 1993, respectively. Preferred dividends of $0.5 million were declared in the first quarters of 1994 and 1993.

(2) Depreciation and amortization charged to operations during the first quarters of 1994 and 1993 amounted to $76.9 million and $63 million, respectively.

(3) In February 1994, under terms of a previously announced agreement with Vitro Corning S.A. de C.V., Corning purchased the shares of capital stock of Corning Vitro Corporation held by Vitro. This transaction completed the second and final phase of the agreement between Corning and Vitro to end their cross ownership in two consumer products companies. The net cost to Corning under terms of the agreement was $131 million. Goodwill of approximately $70 million resulted from this transaction and is being amortized over 40 years.

(4) In February 1994, Corning and Siecor Corporation, a consolidated 50-percent owned company, acquired the assets relating to the optical-fiber and optical-cable businesses of Northern Telecom Limited. Under terms of the agreement, Corning provided $87 million of the purchase price and Siecor provided $43 million. Goodwill of approximately $110 million resulted from this transaction and is being amortized over 25 years. Northern Telecom is a major supplier of optical fiber and optical cable to Canadian and international markets.

(5) In February 1994, Corning issued 8 million shares of common stock in a single-block transaction. The net proceeds from this offering totaled approximately $233 million and were used to finance the acquisition of the shares of capital stock of Corning Vitro Corporation held by Vitro (see Note 3) and the acquisition of Northern Telecom's optical-fiber and optical-cable businesses (see Note 4).

(6) Effective January 4, 1993, Corning and its subsidiaries adopted Financial Accounting Standard No. 109, "Accounting for Income Taxes," (FAS 109) and Financial Accounting Standard No. 112,
     "Employers' Accounting for Postemployment Benefits," (FAS 112). The impact of adopting FAS 109 and FAS 112 was not material in 1993 and prior year financial statements were not restated.

NON-OPERATING GAINS AND LOSSES

(7) During the first quarter 1993, Corning recognized a non-operating gain totaling $4.2 million ($2.6 million after tax).

SUBSEQUENT EVENT

(8) On April 4, 1994, Corning sold the assets of its Damon clinical laboratory testing operations in California to Physicians Clinical Laboratory, Inc. for approximately $51 million. No gain or loss will be recognized as a result of this transaction. Corning expects to use the proceeds from the transaction to retire a portion of the debt incurred in conjunction with the Damon acquisition in August 1993.